EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of October 22, 1995, by and between PROFFITT'S, INC., a Tennessee corporation (the "Company"), and
ROBERT M. MOSCO (the "Executive").

     WHEREAS, the Company, BALTIC MERGER CORPORATION ("Merger Sub"), and Younkers, Inc. ("YOUNKERS"), a Delaware corporation, have entered into an Agreement and Plan of Merger, dated as of October 22, 1995 (the "Merger Agreement") providing for the merger of Merger Sub with and into Younkers;

     WHEREAS, the Company desires to employ, as of the Effective
Time (as such term is defined in the Merger Agreement), the Executive as President and Chief Executive Officer of Younkers, and the Executive desires to serve the Company in these roles;

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                            ARTICLE I
                           Employment

     Section 1.1.Position. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as President and Chief Executive Officer of Younkers, subject to the direction of the Chief Executive Officer of the Company, on the terms and conditions set forth herein.

     Section 1.2.Duties. For the period the Executive is employed by the Company hereunder, the Executive shall devote his full and undivided business time and attention to the transaction of the business of Younkers and the Company, and shall not engage in any other business activities except with the approval of the Board of Directors of the Company (the "Board"). Notwithstanding the foregoing, the Executive may participate in the affairs of any governmental, educational or other charitable institution so long as the Board does not determine that such activities unreasonably interfere with the business of the Company or the performance by Executive of his duties hereunder.

     Section 1.3.Term. The term of this Agreement and the effectiveness thereof will commence on the Effective Date and end on the third anniversary of the Effective Date (the "Term"). For purposes of this Agreement, the "Effective Date" shall be the date of the occurrence of the Effective Time of the Merger Agreement.

     Section 1.4.Working Facilities. The Executive shall be provided with such office facilities and services as are customary for and commensurate with his position at the Company and are appropriate for the performance of his duties.

     Section 1.5.Place of Performance. Executive's employment shall be based at the principal executive offices of Younkers in Des Moines, Iowa.

     Section 1.6.Non-competition; Unauthorized Disclosure.

          (a) Non-competition. During the period Executive is employed under this Agreement, and for a period of one year thereafter, Executive:

               (i) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market, director, officer, employee or otherwise, in competition with (A) the businesses conducted at the date hereof by Company or any subsidiary or affiliate, or (B) any business in which Company or any subsidiary or affiliate is substantially engaged at any time during the employment period;

               (ii) shall not solicit, in competition with Company, any person who is a customer of the businesses conducted by Company at the date hereof or of any business in which Company is substantially engaged at any time during the term of this Agreement; and

               (iii)shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate his or her employment relationship in order to enter into competitive employment.

          (b) Unauthorized Disclosure. During the period Executive is employed under this Agreement, and for a further period of two years thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive for Company, any confidential information obtained by him while in the employ of Company; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of unauthorized disclosure by Executive).

          (c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 1.6:

               (i)  the covenants contained in paragraph (i) and
(ii) of Section 1.6(a) shall apply within all the territories in which Company is actively engaged in the conduct of business while Executive is employed under this Agreement, including, without limitation, the territories in which customers are then being solicited;

               (ii) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 1.6, it is expressly agreed by Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

               (iii)each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 1.6, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

               (iv) the covenants contained in this Section 1.6 shall survive the conclusion of Executive's employment by Company.

                           ARTICLE II
                          Compensation

     Section 2.1.Base Compensation. The Company shall pay to the Executive, as compensation for his services hereunder, a minimum annual base salary of $450,000 (subject to periodic review for increases at the discretion of the Compensation Committee of the Board), with such salary to be paid pursuant to the Company's normal payroll practices for senior management of the Company.

     Section 2.2.Bonus. The Executive shall be entitled to receive with respect to each year of the Term an annual bonus ("Bonus") pursuant to the terms of the incentive plans of the Company available to senior management, on such terms and conditions as are established from time to time by the Compensation Committee of the Board in its sole discretion; provided, however, that the maximum target Bonus payable for any year shall not exceed 50% of the Executive's base salary for such year.

     Section 2.3.Benefits and Perquisites. Executive shall participate in all employee pension and welfare benefit plans, programs, and arrangements, and shall receive all other fringe benefits as are from time to time made generally available to the senior management of the Company. The Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policies with respect thereto established from time to time with respect to its senior management.

     Section 2.4.Stock Options. The Company shall grant on the Effective Date to the Executive an option to purchase 50,000 shares of the common stock of the Company (the "Option") under Company's 1994 Long-Term Incentive Plan ("LTIP"), unless the Company and the Executive agree to an alternative arrangement to compensate the Executive. The exercise price of the Option shall be equal to the closing price at the end of the first business day coincident with or following the Effective Date (the "Grant Date"). Pursuant to the Company's policies applicable to senior executives, the Option shall be exercisable on the Grant Date to the extent of 20% of the shares covered thereby; exercisable to the extent of an additional 20% of the shares covered thereby on and after the first anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on and after the second anniversary of the Grant Date; exercisable to the extent of an additional 20% of the shares covered thereby on and after the third anniversary of the Grant Date; and exercisable to the extent of any remaining shares on and after the fourth anniversary of the Grant Date; provided, however, that no portion of the Option shall be exercisable any earlier than six months from the Grant Date.

     If Executive's employment is terminated without Cause by the Company or for Good Reason by the Executive, as such phrases are used in Section 3.1, provided, however, that a voluntary termination pursuant to the last sentence of Section 3.1 shall not be Good Reason for purposes of this sentence, then all portions of this Option shall become immediately exercisable.

     Section 2.5.Expense Reimbursements. All travel and other expenses incurred by the Executive in connection with the performance of services hereunder shall be paid by the Company in accordance with the Company's then applicable customary expense reimbursement policy. If such expenses are paid in the first instance by the Executive, the Company will reimburse the Executive for all such expenses upon the Executive's presentation of an itemized account of such expenditures in a form acceptable to the Company.

                           ARTICLE III
                    Termination of Employment

     Section 3.1.Events of Termination. The Executive's employment hereunder may be terminated under the following circumstances:

          (a)  Death.  The Executive's employment hereunder shall
terminate      upon his death.

          (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness ("Disability"), the Executive shall have been absent from his duties hereunder on a full-time basis for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given in accordance with Section 4.3 (which may occur before or after the end of such six (6) month period) the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder.

          (c) Other Termination by the Company. The Company may terminate the Executive's employment hereunder for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean (1) a material breach by Executive of the duties and responsibilities of Executive (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) conviction of the Executive of, or plea by the Executive of guilty or nolo contendere to, a felony involving moral turpitude with respect to the business of the Company.

          Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this subsection and specifying the particulars thereof in detail.

          (d) Termination by the Executive. The Executive may terminate his employment hereunder for Good Reason (as defined below) or voluntarily in the absence of Good Reason. For purposes of this Agreement, "Good Reason" shall, unless otherwise expressly consented to by the Executive in writing, mean:

                (i) a material reduction in the nature or status of the Executive's responsibilities, office or title from those in effect under this Agreement; or

               (ii) a reduction by the Company in the Executive's annual base salary or bonus opportunity as in effect pursuant to this Agreement or as the same may be increased from time to time; or

               (iii)the Executive's relocation to a work location which is more than fifty (50) miles from the location at which the Executive performed his duties for the Company as of the Effective Date; or

               (iv) the failure by the Company to continue to provide the Executive with benefits substantially equivalent to those to be received by the Executive pursuant to Section 2.3.

     Notwithstanding the foregoing, the voluntary termination of employment by the Executive during the first thirty (30) days following the first anniversary of the Effective Date shall also be considered a termination for "Good Reason" under the Agreement.

     Section 3.2.Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 3.1(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 4.3. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     Section 3.3.Termination Date. For purposes of this Agreement, "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 3.1(b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty
(30) day period) and (iii) if the Executive's employment is terminated pursuant to Sections 3.1(c) or 3.1(d) above, the date specified in the Notice of Termination, which shall be no earlier than thirty (30) days following the Notice of Termination, unless such termination shall be by the Company for Cause.

     Section 3.4.Compensation Upon Termination or During
Disability.

            (a)  During any period that the Executive
fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full base salary and bonus set forth in Sections 2.1 and 2.2 until his employment is terminated pursuant to Section 3.1(b), provided that payments so made to the Executive during the Disability
Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any payment under disability benefit plans of the Company or under the Social Security disability insurance program.

          (b) If the Executive's employment shall be terminated due to death or Disability, or by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive (or his beneficiary or estate), as soon as practicable, but within thirty (30) days following the Date of Termination, his base salary through the Date of Termination and any earned, but unpaid, bonus for the prior calendar year, and the Company shall have no further obligations to the Executive under this Agreement.

          (c) If (A) the Company shall terminate the Executive's employment other than for Disability pursuant to Section
3.1(b) or Cause or (B) the Executive shall terminate employment for Good Reason, then the Company shall pay to Executive (or Executive's beneficiary or estate) within thirty (30) days following the Date of Termination, as compensation for services rendered to the Company:

              (1) a lump-sum cash amount equal to the sum of (a) Executive's full annual base salary from the Company through the Date of Termination, (b) Executive's annual bonus in an amount at least equal to the greater of (A) the average bonus (annualized for any fiscal year consisting of less than twelve (12) full months) paid or payable, including by reason of any deferral, to Executive by the Company or Younkers, Inc. in respect of the three (3) fiscal years of the Company or Younkers, Inc. immediately preceding the fiscal year in which the Date of Termination occurs, or (B) 50% of Executive's target bonus for the fiscal year in which the Date of Termination occurs, multiplied by (C) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365) or three hundred sixty-six (366), as applicable, and (c) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each cause to the extent not theretofore paid;

               (2) a lump-sum cash amount equal to (a) three (3) times Executive's highest annual rate of base salary from the Company or Younkers, Inc. in effect during the 12-month period prior to the Date of Termination, plus (b) three (3) times the greatest of (A) the average bonus (annualized for any fiscal year consisting of less than twelve (12) full months) paid or payable, including by reason of any deferral, to Executive by the Company or Younkers, Inc.
in respect of the three (3) fiscal years of the Company or Younkers, Inc. immediately preceding the fiscal year in which the Date of Termination occurs or (B) 50% of Executive's target bonus for the fiscal year in which the Date of Termination occurs[; provided, however, that in the event there are fewer than thirty-six (36) whole months remaining from the Date of Termination to the date of Executive's 70th birthday, the amount calculated in accordance with this Section 3.4(c)(2) shall be reduced by multiplying such amount by a fraction the numerator of which is the number of months, including a partial month (with a partial month being expressed as a fraction the numerator of which is the number of days remaining in such month and the denominator of which is the number of days in such month), so remaining and the denominator of which is thirty-six
(36)]; provided further, that any amount paid pursuant to this Section 3.4(c)(2) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy, employment agreement or arrangement of the Company;

               (3) if on the Date of Termination Executive shall not be fully vested in his accrued benefit under the Pension Plan, the Company shall pay to Executive within thirty (30) days following the Date of Termination a lump sum cash amount equal to the actuarial equivalent of his unvested accrued benefit under the Pension Plan as of such date.
Such lump sum cash amount shall be computed using the same actuarial methods and assumptions then in use for purposes of computing benefits under the Pension Plan;
provided that the interest rate used in making such computation shall not be greater than the interest rate permitted under Section 417(a) of the Internal Revenue Code of
1986, as amended (the "Code"), on the Date of Termination. "Pension Plan" means the defined benefit pension plan of the Company or Younkers, Inc. (or any successor plan) and any other employee benefit plans of the Company or Younkers, Inc. that require any minimum period of employment as a condition to the receipt of retirement benefits thereunder;

               (4) if on the Date of Termination Executive shall not be fully vested in the employer contributions made on his behalf under any defined contribution plan of the Company or Younkers, Inc., the Company shall pay to Executive within thirty (30) days following the Date of Termination a lump sum cash amount equal to the value of the unvested portion of such employer contributions; provided, however, that if any payment pursuant to this subparagraph may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company shall make such payment so as to meet the conditions for an exemption from such Section 16(b) as set forth in the rules (and interpretative and no-action letters relating thereto) under Section 16. The value of any such unvested employer contributions shall be determined as of the Date of Termination; provided that if the common stock of the Company is traded on a national securities exchange or NASDAQ on the Date of Termination, the value of a share of common stock of the Company shall be the closing price on the national securities exchange or NASDAQ on the Date of Termination or, if such date is not a trading day, on the immediately preceding trading day;

           (5) For a period of three (3) years commencing on the Date of Termination, the Company shall continue to provide medical and life insurance coverage with respect to Executive and his dependents, with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination, and the Company and Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

       (d) The maximum payments under this Section (including the value of any medical or life insurance coverage under Subsection (c)(5) above) shall not exceed the maximum amount that could be paid without imposition of an excise tax under Code Section 4999, assuming for purposes of this Subsection that all of the payments under this Section are parachute payments within the meaning of Code Section 280G. The determination of this limit and the reduction of any payments hereunder shall be determined by the Company's Accounting Firm (as defined in Section 3.5) consistent, and in accordance, with Section 3.5.

     Section 3.5.Excise Tax Limitation.

          (a) Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, Executive under this Agreement or under any other plan or agreement (the "Payments") shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to Executive or for his benefit under this Agreement or any other plan or agreement shall be subject to the imposition of excise tax under Section 4999 of the Code (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless Executive shall have given prior written notice specifying a different order to the Company, the Company shall reduce or eliminate the Payments to Executive by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

          (b)  All determinations required to be made under this
Section 3.5 shall be made by the Company's public accounting firm (the "Accounting Firm"), which shall provide its calculations, together with detailed supporting documentation, both to the Company and Executive within fifteen (15) days after the receipt of notice from Executive that there has been a Payment (or at such earlier times as is requested by the Company) (collectively, the "Determination"). All fees, costs and expenses (including, but not limited to, the costs or retaining experts) of the Accounting Firm shall be borne by the Company.
The Determination by the Accounting Firm shall be binding upon the Company and Executive.

          (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in subsection (a) (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Section
3.5. In the event that it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Underpayment has occurred, the Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment.

                           ARTICLE IV
                          Miscellaneous

     Section 4.1.Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     Section 4.2.Binding Agreement. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     Section 4.3.Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to Executive:
               Robert M. Mosco
               Younkers, Inc.
               7th and Walnut Street
               Des Moines, Iowa  50397


     If to the Company:

               Proffitt's, Inc.
               3455 Highway 80 West
               Jackson, Mississippi  39209
               Attn:Brian J. Martin, Esquire

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     Section 4.4.Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company, as may be specifically designated by its Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     Section 4.5.Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without regard to its conflicts of law principles.

     Section 4.6.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     Section 4.7.No Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to this Agreement hereof by seeking other employment or otherwise, and no amounts shall be subject to mitigation.

     Section 4.8.Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     Section 4.9.Reimbursement of Legal Fees and Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Chemical Bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof.

     Section 4.10.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein (including the Employment Agreement, dated April 7, 1995, between Executive and Younkers, Inc. and the Severance Agreement, dated January 8, 1995, between Executive and Younkers, Inc.) is hereby terminated and cancelled.

     IN WITNESS WHEREOF, the parties have executed this agreement on the date and year first above written.

                                   PROFFITT'S, INC.



                                   By:  /s/  R. Brad Martin
                                      R. Brad Martin
                                      Chairman of the Board
                                      and Chief Executive Officer

ATTEST:


By:  /s/  James E. Glascock
     James E. Glasscock
     Executive Vice President
        and Chief Financial Officer
                                      EXECUTIVE



                                   /s/  Robert M. Mosco
                                  Robert M. Mosco